Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.
ADMINISTRATIVE SERVICES AGREEMENT

THIS ADMINISTRATIVE SERVICES AGREEMENT ("Agreement") is made as of June 11, 2026 by and between Listed Funds Trust, a Delaware statutory trust (the "Trust"), on behalf of its series, the Overlay Shares Enhanced Equity Fund and the Overlay Shares Hedged Equity Fund (each, a "Fund" and together, the “Funds”), and Howard Capital Management (the "Service Provider").

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, the Service Provider offers a self-directed brokerage account platform ("SDBA Platform");

WHEREAS, the parties desire for the Service Provider to provide shareholder administrative and platform support services (the "Services") to the Funds held through the Service Provider’s SDBA Platform or other accounts (the "Accounts");

NOW, THEREFORE, the parties agree as follows:

1. Services and Fees
The Service Provider agrees to perform the administrative, recordkeeping, platform support, and other services specified in Exhibit A (the "Services").

As compensation for Services rendered by the Service Provider during the term of this Agreement, the Trust (on behalf of the Fund) will pay to the Service Provider the fees set forth in Exhibit B ("Service Fees"). The Service Provider agrees to accept the Service Fees as full payment for the Services. The Service Provider’s failure to provide the Services as set forth in Exhibit A with respect to any Shares will render the Service Provider ineligible to receive Service Fees with respect to such Shares.

The parties understand and agree that the receipt of compensation by the Service Provider under this Agreement is for the processing, administrative, and support services provided with respect to Shares as set forth herein, and is not for or conditioned upon the performance of marketing or other distribution-related activities on behalf of the Fund.

2. Responsibilities of the Service Provider
The Service Provider shall maintain facilities, equipment, and personnel to perform its duties under this Agreement in a businesslike and competent manner.

The Service Provider will not make any representation concerning the Fund or any class of Fund shares other than those contained in the relevant prospectus or statement of additional information ("SAI") or in any promotional materials or sales literature furnished to the Service Provider by the Trust.

3. Shareholder Information
In order to comply with obligations under Rule 22c-2 under the 1940 Act, the Fund must be able to obtain access to Customer information from the Service Provider. Therefore, the parties agree as follows:

(a) Agreement to Provide Information. The Service Provider agrees to promptly provide to the Trust or its designee, upon written request, the taxpayer identification number ("TIN") or government issued identifier (GII), if known, of any or all Shareholder(s) of the account or accounts and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account(s) (if known), and transaction type (purchase, redemption, transfer or exchange) of every purchase, redemption transfer, or exchange of Shares held through an account maintained by the Service Provider during the period covered by the request.

(b) Agreement to Restrict Trading. The Service Provider agrees to execute written instructions from the Trust to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Trust as having engaged in transactions of the Fund's Shares that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

(c) Timing of Response. The Service Provider agrees to execute instructions to restrict trading as soon as practicable, but not later than five (5) business days after receipt of the instructions.

4. Orders and Settlement
The Service Provider shall transmit (or cause to be transmitted) to the Trust (or its designee) purchase, redemption, and related instructions and facilitate money settlement with respect to the Accounts established by the Service Provider. The Service Provider represents and warrants that it has adopted and implemented internal controls reasonably designed to prevent orders received after the close of regular trading on the New York Stock Exchange ("Close of Trading") on any Business Day from being aggregated with orders received prior to Close of Trading on such Business Day.

5. Confidentiality and Cybersecurity
(a) Confidentiality. The Parties acknowledge that during the term of this Agreement, one Party (the "Disclosing Party") may disclose to the other Party (the "Recipient") certain information that the Disclosing Party considers proprietary and/or confidential ("Confidential Information"). Confidential Information shall include all information within the term "nonpublic personal information" as defined in Regulation S-P. The Recipient agrees that it shall keep in confidence all Confidential Information and only use Confidential Information in furtherance of its obligations under this Agreement.

(b) Cybersecurity. The Service Provider represents that it maintains, and will continue to maintain, comprehensive written information security policies and procedures involving administrative, technical, and physical safeguards reasonably designed to: (i) ensure the security and confidentiality of Customer and Fund information; (ii) protect against anticipated threats or hazards to the security or integrity of such information; and (iii) protect against unauthorized access to or use of such information.

6. Anti-Money Laundering
The Service Provider represents that it has established and will maintain an anti-money laundering ("AML") program reasonably designed to comply with all applicable AML laws and regulations, including all applicable provisions of the Bank Secrecy Act and the USA PATRIOT Act of 2001. The Service Provider represents that it has adopted a Customer Identification Program (or appropriate Customer Due Diligence program) in compliance with applicable laws.

7. Indemnification and Limitation of Liability
(a) Indemnification by Service Provider. The Service Provider shall indemnify and hold harmless the Trust, the Fund, and their officers, trustees, employees, and affiliates (collectively, "Indemnified Party"), from any claims, suits, judgments, losses, awards, or settlements, including reasonable attorneys' fees (collectively, "Losses"), resulting from (i) the Service Provider’s breach of any provision of this Agreement; (ii) the Service Provider’s gross negligence or willful misconduct; or (iii) the Service Provider’s violation of applicable law.

(b) Indemnification by Trust. The Trust shall indemnify and hold harmless the Service Provider from any Losses resulting from the Trust’s material breach of this Agreement, gross negligence, or willful misconduct. Indemnification does not extend to Losses arising out of or resulting from an error or omission contained in the prospectus or SAI of the Fund unless caused by information provided by the Service Provider.

(c) Limitation of Liability. UNDER NO CIRCUMSTANCES WILL ANY PARTY, ITS AFFILIATES OR THEIR RESPECTIVE OFFICERS, DIRECTORS, TRUSTEES, OR EMPLOYEES BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES WITH RESPECT TO ITS OBLIGATIONS UNDER THIS AGREEMENT, REGARDLESS OF WHETHER SUCH DAMAGES COULD HAVE BEEN FORESEEN OR PREVENTED.

8. Books and Records
The Service Provider shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Services. To the extent that the Service Provider maintains records that are required to be maintained by the Fund pursuant to Rule 31a-1 under the 1940 Act, the Service Provider agrees that such records are the property of the Trust and will be surrendered promptly to the Trust upon request. The Service Provider further agrees to preserve such records for the periods prescribed by Rule 31a-2 under the 1940 Act.

9. Compliance with Laws and Cooperation
(a) General Compliance. The Service Provider shall comply with all applicable laws, rules, and regulations, including but not limited to federal and state securities laws.

(b) Rule 38a-1 Cooperation. The Service Provider agrees to cooperate with the Trust's Chief Compliance Officer ("CCO") in the performance of the CCO's responsibilities under Rule 38a-1 of the 1940 Act. This includes providing the Trust, upon request, with copies of the Service Provider's compliance policies and procedures and annual certifications regarding the adequacy and effectiveness of such policies.

10. Term and Termination
This Agreement shall continue until terminated by the Trust, without penalty, or by the Service Provider on sixty (60) days prior written notice to the other party or such shorter period as may be agreed upon by the parties. In the event of a material breach of this Agreement, the non-breaching party may terminate this Agreement immediately upon written notice. Upon termination, each party shall pay to the other all unpaid and outstanding fees through the effective date of such termination.

11. Governing Law
This Agreement shall be governed by the laws of the State of Delaware, without regard to principles of conflicts of law.

12. Dispute Resolution
The parties will attempt in good faith to resolve any dispute or claim arising out of or relating to this Agreement or breach thereof, promptly by negotiations between representatives of the parties. In the event of a dispute with respect to this Agreement that the parties are unable to resolve themselves, the parties will submit the matter to arbitration held in accordance with the rules and regulations of the American Arbitration Association ("AAA"). The arbitration award will be final and binding between the parties, and such award may be entered as a judgment in any court of competent jurisdiction. Any arbitration shall be conducted in New York, New York, or such other location as mutually agreed.

13. Miscellaneous
(a) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.

(b) Amendment. This Agreement may be changed or waived only by a written amendment signed by all parties.

(c) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(d) Force Majeure. Neither party shall be liable for any delay or failure to perform its obligations hereunder (other than an obligation to pay fees) if such delay or failure is caused by an event beyond its reasonable control, including but not limited to acts of God, war, terrorism, power outages, or market suspensions.

(e) Independent Contractor. The Service Provider is an independent contractor and nothing herein shall be construed as creating a partnership, joint venture, or employment relationship between the parties.

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first above written.

Listed Funds Trust
(On behalf of the Funds)

By: /s/ Kacie Briody
Name: Kacie Briody
Title: President
Date: 7/1/2026

HOWARD CAPITAL MANAGEMENT
By: /s/ Dory Black
Name: Dory Black
Title: General Counsel and CCO
Date: 7/1/2026

EXHIBIT A
SERVICES
The Service Provider shall provide shareholder administrative and platform support services attributable to Customers invested in the Fund. The Administrative Servicing Fee shall be payable solely on assets invested in each Fund that are held within the Service Provider’s designated SDBA Platform and for which the Service Provider performs services, including, but not limited to, those listed below (collectively, “Services”).

Platform and Administrative Services:

•Platform Access and Support: Facilitating customer access to and use of the SDBA platform, including operational support and platform navigation assistance.
•Account Maintenance: Assisting with account maintenance, transfers, and account closings in accordance with applicable platform procedures.
•Transaction Processing: Aggregating, processing, and transmitting purchase and redemption instructions and facilitating related money movement, as directed by customers or authorized intermediaries.
•Trade Execution Support: Providing technology and operational support necessary to effectuate trade execution and participant-level reporting.
•Reporting and Recordkeeping: Managing the delivery of reports, records, and trade confirmations generated in connection with customer transactions.
•Regulatory Communications: Forwarding Fund prospectuses, statements of additional information (SAIs), and financial reports to customers as required by applicable law.
•Shareholder Inquiries: Responding to administrative and operational inquiries from shareholders or financial intermediaries regarding the Funds.

EXHIBIT B
SCHEDULE OF FEES
In consideration of the Services provided by the Service Provider, the Trust (on behalf of the Fund) shall pay an annualized fee (the "Administrative Servicing Fee") based on the average daily net assets of the Fund held in accounts serviced by the Service Provider.

Fee Rate:
0.75% annually.

Qualifying Assets & Exclusions: The Administrative Servicing Fee shall be payable solely on assets invested in each Fund that are held within the Service Provider’s designated SDBA Platform and for which the Service Provider performs Services.

No fees shall be payable on assets: (i) Invested in other share classes of the Fund; (ii) Held directly with the Fund's transfer agent; or (iii) Held through intermediaries, brokerage accounts, or platforms other than the designated SDBA Platform subject to this Agreement.

Payment Instructions: All fees shall be calculated and billed monthly at 1/12 of the annual rate based on the average daily net assets. The Service Provider shall submit an invoice supported by a calculation of average daily net assets for the period, segregating Qualifying Assets from non-qualifying assets. The Service Provider agrees to reconcile its asset calculations with the records of the Fund's transfer agent monthly. In the event of a material discrepancy, the parties shall cooperate in good faith to resolve such discrepancy, provided that the records of the Fund's transfer agent shall generally be presumed to be correct absent manifest error. Absent intentional misconduct or fraud, calculations shall be final unless objected to within 180 days. All payments shall be made by wire within 30 days of receipt of an invoice.

Wire Instructions:
Bank: [Bank Name]
ABA: [Routing Number]
Account Number: [Account Number]
Account Name: Howard Capital Management
Ref: Admin Services Fee